Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2019 Results

•	Chico’s FAS delivers 2.2% comparable sales growth with all brands reporting positive

•	Improved product assortment favorably impacting sales

•	Fourth quarter GAAP loss of $0.04 per diluted share; Adjusted loss of $0.03 per diluted share

Fort Myers, FL - February 27, 2020 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2019 fourth quarter and fiscal year ended February 1, 2020.
Bonnie Brooks, CEO and President of the Company, said, “We are extremely pleased with the significant sequential turnaround in our business, resulting in our first quarter of positive comparable sales for all three brands since the fourth quarter of 2014. Our strong performance can be primarily attributed to our disciplined focus on driving sales through improved and elevated product aligned more closely to our customer’s expectations. In Q4, we continued to deliver on each of our strategic priorities, with a renewed rigor and relentless attention to every detail of operating our businesses. We are especially pleased with both our significant digital growth and frontline growth, as we continue to work towards delivering our unique and personal service through all channels of the company.”
For the thirteen weeks ended February 1, 2020 (“the fourth quarter”), the Company reported a net loss of $4.3 million, or $0.04 loss per diluted share, compared to a net loss of $16.6 million, or $0.14 loss per diluted share, for the thirteen weeks ended February 2, 2019 (“last year’s fourth quarter”). The Company reported a fourth quarter adjusted net loss of $3.5 million, or $0.03 loss per diluted share, compared to an adjusted net loss of $8.6 million, or $0.07 loss per diluted share, in last year’s fourth quarter, as presented in the related accompanying GAAP to non-GAAP reconciliation.
    For the fifty-two weeks ended February 1, 2020 (“fiscal 2019”), the Company reported a net loss of $12.8 million, or $0.11 loss per diluted share, compared to net income of $35.6 million, or $0.28 earnings per diluted share, for the fifty-two weeks ended February 2, 2019 (“fiscal 2018”). The Company reported a fiscal 2019 adjusted net loss of $2.6 million, or $0.02 loss per diluted share, compared to adjusted net income of $38.8 million, or $0.31 earnings per diluted share, in fiscal 2018, as presented in the related accompanying GAAP to non-GAAP reconciliation.
Fiscal 2019 Fourth Quarter Business Highlights
The following fiscal 2019 fourth quarter business highlights reflect the Company’s progress executing on its three strategic priorities: (i) driving stronger sales through improved product and marketing; (ii) optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and (iii) transforming sourcing and supply chain operations to increase product speed to market and improve quality.

•	Chico’s® reported positive comparable sales, reflecting strong progress in our assortment with improvements in quality, design and newness, as well as elevated marketing.

•
White House Black Market® (“WHBM”) reported positive comparable sales enabled by our ability to quickly edit our assortment and bring in new product. The rigors and discipline that we put in place are working.

•
Soma® delivered its sixth consecutive quarter of positive comparable sales, driven by a strong response to our holiday offering, including record breaking sales during peak holiday period. Soma continues to offer innovative and solution-oriented assortments that we believe our customers love.

•
The Company continues to focus on reducing its overall China penetration and diversifying its country of origin mix, which are tracking ahead of schedule. The Company is making significant progress in securing partnerships with key vendors to create a leaner, more efficient supply chain.

Net Sales
For the fourth quarter, net sales were $527.1 million compared to $524.7 million in last year’s fourth quarter. This 0.4% increase reflects a comparable sales improvement of 2.2%, partially offset by the impact of 77 net store closures since last year’s fourth quarter. The comparable sales improvement was driven by higher average dollar sale and an increase in transaction count.
For fiscal 2019, net sales were $2.0 billion compared to $2.1 billion in fiscal 2018. This 4.4% decrease reflects a comparable sales decline of 3.4% as well as the impact of 77 net store closures since fiscal 2018. The comparable sales decline was driven by lower average dollar sale and a decrease in transaction count.
Comparable Sales

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Chico's	0.9%	(7.9)%	(4.3)%	(6.8)%
White House Black Market	0.1	(2.9)	(7.9)	(4.6)
Soma	9.4	6.2	8.8	0.6
Total Company	2.2%	(3.8)%	(3.4)%	(4.9)%
Gross Margin
For the fourth quarter, gross margin was $171.4 million, or 32.5% of net sales, compared to $158.7 million, or 30.2% of net sales, in last year’s fourth quarter. This 230-basis point increase primarily reflects a 180-basis point favorable net impact resulting from lower impairment and accelerated depreciation charges related to our retail fleet optimization plan, combined with a 150-basis point improvement in occupancy and omnichannel program costs as a percent of sales, partially offset by an approximate 100-basis point impact of incremental tariffs on maintained margin.
Selling, General and Administrative Expenses
For the fourth quarter, selling, general and administrative expenses (“SG&A”) were $177.0 million, or 33.6% of net sales, compared to $180.8 million, or 34.4% of net sales, for last year’s fourth quarter. This $3.9 million decrease primarily reflects a reduction in employee-related expenses and lower outside consultant costs.
Retail Fleet Optimization Plan
In the fourth quarter, the Company recorded pre-tax accelerated depreciation charges of property and equipment within cost of goods sold (“COGS”) of $1.2 million related to our retail fleet optimization plan. On an after-tax basis, the fourth quarter impact of these charges was $0.8 million, or $0.01 earnings per diluted share. In last year’s fourth quarter, the Company recorded pre-tax impairment and accelerated depreciation charges of property and equipment within COGS of $9.4 million and $1.3 million, respectively. On an after-tax basis, the impact of these charges on last year’s fourth quarter was $8.1 million, or $0.07 earnings per diluted share.
Income Tax
For the fourth quarter, the effective tax rate was a benefit of 21.6% compared to a benefit of 24.5% for last year’s fourth quarter. The unfavorability in the effective rate compared to last year’s fourth quarter primarily reflects a smaller pre-tax loss than projected in the fourth quarter, the benefit of which was partially offset by foreign withholding taxes and state and local income tax liabilities in separate-filing jurisdictions.

The fiscal 2019 effective tax rate was a provision of (6.7)% compared to a fiscal 2018 provision of 17.8%. The fiscal 2019 effective tax rate primarily reflects an income tax benefit on an annual operating loss, offset by a valuation allowance on certain deferred tax assets and other adjustments for charitable contributions with limitations and employee share-based compensation expense. The favorable fiscal 2018 effective tax rate was primarily the result of the acceleration of deductions into the 2017 federal tax return as a result of the Tax Cuts and Jobs Act of 2017 (“Tax Act”).
Cash, Marketable Securities and Debt
At the end of the fourth quarter, cash and marketable securities totaled $127.9 million while debt totaled $42.5 million.
Inventories
At the end of fiscal 2019, inventories totaled $246.7 million compared to $235.2 million at the end of fiscal 2018. This $11.5 million increase, or 4.9%, primarily reflects the ongoing investment in Soma inventory to fund growth.
Fiscal 2020 First Quarter and Full-Year Outlook
The Company is initiating outlook for fiscal 2020, which includes the incremental impact of tariffs while excluding fiscal 2019 net charges related to the Company’s retail fleet optimization plan and the impact of severance and other related net charges (“Severance Charges”). The outlook for both the first quarter and fiscal year excludes the potential impact related to the coronavirus (COVID-19). In addition, the Company expects any incremental tariff impacts to be largely offset by sourcing initiatives.
For the fiscal 2020 first quarter, compared to the fiscal 2019 first quarter:

•	The Company anticipates a low single-digit increase in total net sales and consolidated comparable sales, reflecting continued progress and momentum in the business.

•
The Company expects gross margin as a percent of net sales to increase approximately 20 to 40 basis points, due primarily to strategic reductions in promotional depth as well as leverage of fixed costs on higher sales.

•	SG&A expenses are expected to be approximately flat, reflecting ongoing cost management, offset by investments in marketing and a return to target incentive compensation levels.
For full year fiscal 2020, compared to the full year fiscal 2019:

•	The Company anticipates a low single-digit increase in total net sales and consolidated comparable sales.

•
The Company expects gross margin as a percent of net sales to increase approximately 50 to 100 basis points, due primarily to strategic reductions in promotional depth as well as leverage of fixed costs on higher sales.

•	SG&A expenses are expected to increase approximately $10 million, reflecting investments in marketing and a return to target incentive compensation levels, partially offset by ongoing cost management.

•	The Company estimates a fiscal 2020 tax expense in the range of $3 to $5 million.

•	Capital and cloud-based expenditures are expected to be approximately $45 to $50 million, primarily driven by technology enhancements and targeted reinvestments in stores.
Conference Call Information
The Company is hosting a live conference call on Thursday, February 27, 2020 beginning at 8:00 a.m. ET to review the operating results for the fourth quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.

The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 9354763, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.
ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market, Soma and TellTaleTM is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.
As of February 1, 2020, the Company operated 1,341 stores in the U.S. and Canada and sold merchandise through 70 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com, www.soma.com and www.mytelltale.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Brooks’ quote and in the section entitled “Fiscal 2020 First Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries, including the extent of the market demand and overall level of spending for women’s private branded clothing and related accessories; the availability of quality store sites; the effectiveness of our brand strategies, awareness and marketing programs; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s revised organizational structure, retail fleet optimization plan and three operating priorities which are driving stronger sales through improved product and marketing; optimizing the customer journey by simplifying, digitizing and extending the Company’s unique and personalized service; and transforming sourcing and supply chain operations to increase product speed to market and improve quality), sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful recruitment of leadership and the successful integration of new members of our senior management team; uncertainties regarding future unsolicited offers to buy the Company and our ability to respond effectively to them as well as to actions of activist shareholders and others; changes in the political environment that create consumer uncertainty; the risk that our investments in merchandise or marketing initiatives may not deliver the results we anticipate; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); the potential impact of the coronavirus (COVID-19) on manufacturing operations in China and our supply chain; new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of (Loss) Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$249,621	47.3%	$251,460	48.0%	$1,045,221	51.3%	$1,098,707	51.6%
White House Black Market	171,620	32.6	175,413	33.4	627,315	30.8	694,804	32.6
Soma	105,844	20.1	97,855	18.6	365,339	17.9	337,629	15.8
Total net sales	527,085	100.0	524,728	100.0	2,037,875	100.0	2,131,140	100.0
Cost of goods sold	355,698	67.5	366,027	69.8	1,335,997	65.6	1,367,726	64.2
Gross margin	171,387	32.5	158,701	30.2	701,878	34.4	763,414	35.8
Selling, general and administrative expenses	176,974	33.6	180,846	34.4	713,951	35.0	719,748	33.8
(Loss) income from operations	(5,587)	(1.1)	(22,145)	(4.2)	(12,073)	(0.6)	43,666	2.0
Interest income (expense), net	40	0.0	105	0.0	119	0.0	(353)	0.0
(Loss) income before income taxes	(5,547)	(1.1)	(22,040)	(4.2)	(11,954)	(0.6)	43,313	2.0
Income tax (benefit) provision	(1,200)	(0.3)	(5,400)	(1.0)	800	0.0	7,700	0.4
Net (loss) income	$(4,347)	(0.8)	$(16,640)	(3.2)	$(12,754)	(0.6)	$35,613	1.6
Per share data:
Net (loss) income per common share-basic	$(0.04)		$(0.14)		$(0.11)		$0.28
Net (loss) income per common and common equivalent share–diluted	$(0.04)		$(0.14)		$(0.11)		$0.28
Weighted average common shares outstanding–basic	115,203		118,440		114,859		122,662
Weighted average common and common equivalent shares outstanding–diluted	115,203		118,440		114,859		122,729
Dividends declared per common share	$0.0875		$0.085		$0.35		$0.34

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 1, 2020	February 2, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$63,972	$124,128
Marketable securities, at fair value	63,893	61,987
Inventories	246,737	235,218
Prepaid expenses and other current assets	48,200	63,845
Total Current Assets	422,802	485,178
Property and Equipment, net	315,382	370,932
Right of Use Assets	648,397	—
Other Assets:
Goodwill	96,774	96,774
Other intangible assets, net	38,930	38,930
Other assets, net	20,374	15,220
Total Other Assets	156,078	150,924
	$1,542,659	$1,007,034
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$134,204	$143,404
Current lease liabilities	157,043	—
Other current and deferred liabilities	114,498	131,820
Total Current Liabilities	405,745	275,224
Noncurrent Liabilities:
Long-term debt	42,500	57,500
Long-term lease liabilities	555,922	—
Other noncurrent and deferred liabilities	8,188	89,109
Deferred taxes	212	5,237
Total Noncurrent Liabilities	606,822	151,846
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,184	1,169
Additional paid-in capital	492,129	486,406
Treasury stock, at cost	(494,395)	(494,395)
Retained earnings	531,602	587,145
Accumulated other comprehensive loss	(428)	(361)
Total Shareholders’ Equity	530,092	579,964
	$1,542,659	$1,007,034
The Company adopted Accounting Standard Update (“ASU”) 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019
Cash Flows from Operating Activities:
Net (loss) income	$(12,754)	$35,613
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	88,411	91,333
Non-cash lease expense	212,595	—
Loss on disposal and impairment of long-lived assets, net	2,343	13,628
Deferred tax benefit	(3,326)	(2,100)
Share-based compensation expense	7,145	19,783
Deferred rent and lease credits	—	(19,527)
Changes in assets and liabilities:
Inventories	(11,519)	(2,316)
Prepaid expenses and other assets	(11,302)	1,250
Accounts payable	(9,525)	25,097
Accrued and other liabilities	(603)	(4,687)
Lease liability	(228,121)	—
Net cash provided by operating activities	33,344	158,074
Cash Flows from Investing Activities:
Purchases of marketable securities	(49,663)	(38,693)
Proceeds from sale of marketable securities	47,955	37,007
Purchases of property and equipment	(33,939)	(54,187)
Net cash used in investing activities	(35,647)	(55,873)
Cash Flows from Financing Activities:
Proceeds from borrowings	—	61,250
Payments on borrowings	(15,000)	(72,500)
Proceeds from issuance of common stock	1,143	1,548
Dividends paid	(41,179)	(43,208)
Repurchase of common stock	—	(81,052)
Payments of tax withholdings related to share-based awards	(2,550)	(3,715)
Net cash used in financing activities	(57,586)	(137,677)
Effects of exchange rate changes on cash and cash equivalents	(267)	(467)
Net decrease in cash and cash equivalents	(60,156)	(35,943)
Cash and Cash Equivalents, Beginning of period	124,128	160,071
Cash and Cash Equivalents, End of period	$63,972	$124,128
The Company adopted ASU 2016-02, Leases, and related amendments as of February 3, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods

Supplemental Detail on Net (Loss) Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and fifty-two weeks ended February 1, 2020 and February 2, 2019, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

The following unaudited table sets forth the computation of net (loss) income per basic and diluted share shown on the face of the accompanying condensed consolidated statements of (loss) income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Numerator
Net (loss) income	$(4,347)	$(16,640)	$(12,754)	$35,613
Net income and dividends declared allocated to participating securities	—	—	—	(879)
Net (loss) income available to common shareholders	$(4,347)	$(16,640)	$(12,754)	$34,734
Denominator
Weighted average common shares outstanding – basic	115,203	118,440	114,859	122,662
Dilutive effect of non-participating securities	—	—	—	67
Weighted average common and common equivalent shares outstanding – diluted	115,203	118,440	114,859	122,729
Net (loss) income per common share:
Basic	$(0.04)	$(0.14)	$(0.11)	$0.28
Diluted	$(0.04)	$(0.14)	$(0.11)	$0.28

GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income Per Diluted Share

The Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the impact of the Company’s retail fleet optimization plan, Severance Charges in connection with actions taken to reposition our organizational structure, and the fiscal 2018 impact of the Tax Act.
A reconciliation of net (loss) income and (loss) income per diluted share on a GAAP basis to net (loss) income and (loss) income per diluted share on a non-GAAP basis for the thirteen weeks and fifty-two weeks ended February 1, 2020 and February 2, 2019 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net (Loss) Income and (Loss) Income per Diluted Share
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net (loss) income: (1)

GAAP basis	$(4,347)	$(16,640)	$(12,754)	$35,613
Accelerated depreciation (2)	841	957	8,102	957
Impairment (2)	—	7,123	—	7,123
Severance Charges	—	—	2,080	—
Tax Act	—	—	—	(4,869)
Non-GAAP adjusted basis	$(3,506)	$(8,560)	$(2,572)	$38,824

Net (loss) income per common and common equivalent share–diluted: (1)

GAAP basis	$(0.04)	$(0.14)	$(0.11)	$0.28
Accelerated depreciation (2)	0.01	0.01	0.07	0.01
Impairment (2)	—	0.06	—	0.06
Severance Charges	—	—	0.02	—
Tax Act	—	—	—	(0.04)
Non-GAAP adjusted basis	$(0.03)	$(0.07)	$(0.02)	$0.31
(1) All adjustments to net (loss) income are presented net of tax.
(2) Reflects the incremental impact of our retail fleet optimization plan.

GAAP to Non-GAAP Reconciliation of Purchases of Property and Equipment to Total Capital Spend

As noted above, the Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Total capital spend is a non-GAAP financial measure which the Company defines as purchases of property and equipment plus capitalized implementation costs in a cloud computing arrangement (“CCA”) service contact. In the third quarter of fiscal 2018, we adopted the guidance of Accounting Standards Update 2018-15, Intangibles - Goodwill and Other - Internal-Use Software: Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs in a CCA service contract with the requirements for capitalizing implementation costs incurred for an internal-use software license. Capitalized implementation costs in CCA service contracts are presented in the same line item of the balance sheet and cash flow statement that a prepayment of fees for the associated hosting arrangement is presented.
Total capital spend is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, purchases of property and equipment or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies.
A reconciliation of purchases of property and equipment on a GAAP basis to total capital spend on a non-GAAP basis for the fifty-two weeks ended February 1, 2020 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
Reconciliation of Purchases of Property and Equipment to Total Capital Spend
(Unaudited)
(in thousands)

Fifty-Two Weeks Ended
February 1, 2020
Purchases of property and equipment	$33,939
Capitalized implementation costs in CCA service contracts	10,714
Total capital spend	$44,653

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended February 1, 2020
(Unaudited)

	November 2, 2019	New Stores	Closures	February 1, 2020
Store count:
Chico’s frontline boutiques	536	—	(11)	525
Chico’s outlets	123	1	(1)	123
Chico's Canada	4	—	—	4
WHBM frontline boutiques	376	—	(14)	362
WHBM outlets	63	—	(4)	59
WHBM Canada	6	—	—	6
Soma frontline boutiques	247	1	(4)	244
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,373	2	(34)	1,341

	November 2, 2019	New Stores	Closures	Other changes in SSF	February 1, 2020
Net selling square footage (SSF):
Chico’s frontline boutiques	1,457,547	—	(27,799)	(156)	1,429,592
Chico’s outlets	310,242	2,034	(2,355)	—	309,921
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	879,008	—	(32,451)	2,221	848,778
WHBM outlets	132,456	—	(8,721)	—	123,735
WHBM Canada	15,588	—	—	—	15,588
Soma frontline boutiques	467,370	1,294	(7,887)	(624)	460,153
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,306,235	3,328	(79,213)	1,441	3,231,791

As of February 1, 2020, the Company’s franchise operations consisted of 70 international retail locations in Mexico and 2 domestic franchise airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended February 1, 2020
(Unaudited)

	February 2, 2019	New Stores	Closures	February 1, 2020
Store count:
Chico’s frontline boutiques	551	1	(27)	525
Chico’s outlets	125	2	(4)	123
Chico's Canada	4	—	—	4
WHBM frontline boutiques	390	1	(29)	362
WHBM outlets	65	1	(7)	59
WHBM Canada	6	—	—	6
Soma frontline boutiques	258	1	(15)	244
Soma outlets	19	—	(1)	18
Total Chico’s FAS, Inc.	1,418	6	(83)	1,341

	February 2, 2019	New Stores	Closures	Other changes in SSF	February 1, 2020
Net selling square footage (SSF):
Chico’s frontline boutiques	1,502,688	2,335	(69,769)	(5,662)	1,429,592
Chico’s outlets	315,400	4,329	(9,808)	—	309,921
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	909,849	2,746	(66,204)	2,387	848,778
WHBM outlets	135,863	3,299	(15,427)	—	123,735
WHBM Canada	14,891	—	—	697	15,588
Soma frontline boutiques	488,509	1,294	(28,311)	(1,339)	460,153
Soma outlets	35,774	—	(1,445)	—	34,329
Total Chico’s FAS, Inc.	3,412,669	14,003	(190,964)	(3,917)	3,231,791

As of February 1, 2020, the Company’s franchise operations consisted of 70 international retail locations in Mexico and 2 domestic franchise airport locations.